Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CENTRUS ENERGY CORP.

Centrus Energy Corp. (the “Existing Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

1. The certificate of incorporation of the Existing Corporation was originally filed with the Secretary of State of the State of Delaware on June 29, 1998 under the name “USEC Inc.” and the original certificate of incorporation was amended on April 25, 2008, on July 1, 2013 and on September 30, 2014 (the “Original Certificate of Incorporation”).

2. This Amended and Restated Certificate of Incorporation amends and restates in its entirety the Original Certificate of Incorporation.

3. On March 5, 2014, the Existing Corporation filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

4. This Amended and Restated Certificate of Incorporation has been deemed approved without the need for board of directors or stockholder approval pursuant to Section 303 of the DGCL because it has been adopted pursuant to the Plan of Reorganization of the Existing Corporation, as confirmed on September 30, 2014 by the Bankruptcy Court (the “Chapter 11 Plan of Reorganization”).

5. This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Existing Corporation designated by order of the Bankruptcy Court in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

6. The effective time of this Amended and Restated Certificate of Incorporation hereby shall be 8:01 a.m. Eastern Time on September 30, 2014.

7. The text of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Centrus Energy Corp. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law as set forth in Title 8 of the DGCL.

FOURTH:

A. Authorized Shares. The total number of shares of stock which the Corporation is authorized to issue is 120,000,000 shares. The authorized capital stock is divided into 20,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”), 100,000,000 shares of common stock, par value $.10 per share (“Common Stock”), of which 70,000,000 shares are classified as Class A Common Stock, par value $.10 per share (Class A Common Stock) and 30,000,000 shares are classified as Class B Common Stock, par value $.10 per share (“Class B Common Stock”). Subject to the rights of any series of Preferred Stock, the number of authorized shares of any of the Common Stock, Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

B. Preferred Stock. The shares of Preferred Stock of the Corporation may be issued from time to time in one or more series thereof, the shares of each series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article FOURTH and to the limitations prescribed by the DGCL, to authorize the issue of one or more series thereof, of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series thereof shall include, but not be limited to, the determination or fixing of the following:

(i) the maximum number of shares to constitute such series, which may subsequently be increased or decreased by resolution of the Board of Directors unless otherwise provided in the resolution providing for the issue of such series, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

(ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

(iii) whether the shares of such series shall be subject to redemption, in whole or in part, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption, including whether or not such redemption may occur at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event;

(iv) the terms and amount of any sinking fund established for the purchase or redemption of the shares of such series;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

(vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation; and

(ix) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such series shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series.

C. Class A Common Stock and Class B Common Stock. The Class A Common Stock and Class B Common Stock shall have the following powers, preferences, rights and qualifications, limitations and restrictions:

(i) Definitions. As used in this Section C. of this Article FOURTH, the following terms shall have the following meanings:

(a) “Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

(b) “B&W” shall mean The Babcock & Wilcox Company, a Delaware corporation.

(c) “Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 promulgated under Section 13(d) of the Exchange Act or any successor provisions thereto, and “Beneficial Ownership” shall have a correlative meaning.

(d) “Change of Control” shall mean the occurrence of any of the following:

(1) Any Person shall Beneficially Own, directly or indirectly, through a merger, business combination, purchase, or other transaction or series of transactions, shares of the Corporation’s capital stock entitling such Person at such time to exercise 50% or more of the total voting power of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors, other than as a result of an acquisition of such stock by the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s employee benefit plans (for purposes of this subsection (1), “Person” shall include any group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act).

(2) the Corporation (A) merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases all or substantially all of the Corporation’s assets to another Person or (B) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Class A Common Stock is exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

a)	that does not result in a reclassification, conversion, exchange or cancellation of the Corporation’s outstanding Class A Common Stock;

b)	that is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Class A Common Stock solely into shares of any class or series of Class A Common Stock of the surviving entity; or

c)	where the issued and outstanding capital stock having voting power to vote generally to elect a majority of the Board of Directors outstanding immediately prior to such transaction is converted into or exchanged for such voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance).

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the United States Internal Revenue Service.

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g) “Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court, arbitral body or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over any of the Permitted Holders, the Corporation, any of the Corporation’s Subsidiaries or their respective Property.

(h) “Original Issue Amount” shall mean the aggregate number of shares of Class B Common Stock issued to the Permitted Holders on September 30, 2014, pursuant to the Chapter 11 Plan of Reorganization.

(i) “Permit” shall mean any approval, authorization, certificate, consent, license or permit of or from any Governmental Authority.

(j) “Permitted Holders” shall mean (1) Toshiba America Nuclear Energy Corporation and its Wholly-Owned Affiliates, (2) B&W and its Wholly-Owned Affiliates, (3) a special purpose entity jointly and wholly controlled by Toshiba and B&W and (4) Westinghouse Electric Company, LLC, to the extent it is controlled by Toshiba or a Permitted Holder described under (1) above; provided, however, that each Permitted Holder must be a U.S. Person.

(k) “Permitted Holders’ Aggregate Holding Amount” shall mean, at any relevant time, the aggregate number of shares of Class B Common Stock owned by the Permitted Holders.

(l) “Person” shall mean any individual, corporation, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other entity.

(m) “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

(n) “Qualified Director” shall mean any individual reasonably acceptable to the “Compensation, Nominating and Governance Committee” of the Board of Directors or such other committee of the Board of Directors that may from time to time have responsibility for identifying and recommending to the Board of Directors individuals qualified to serve as directors.

(o) Regulatory Bodies” shall mean the DOE and the U.S. Nuclear Regulatory Commission, and any successor Governmental Authorities thereto.

(p) “Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (1) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (2) the interest in the capital or profits of such partnership, joint venture or limited liability company or (3) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

(q) “Third-Party Transfer” shall mean an irrevocable Transfer in compliance with Section C.(viii) of this Article FOURTH of all legal ownership, Voting Control and Beneficial Ownership of any share or shares of Class B Common Stock to a Person other than a Permitted Holder or its Affiliates.

(r) “Toshiba” shall mean Toshiba Corporation, a corporation organized under the laws of Japan.

(s) “Transfer” shall have the meaning ascribed to such term in Article NINTH. Notwithstanding the preceding sentence or Article NINTH, for purposes of this Article FOURTH, “Transfer” shall include the transfer of, or entering into any agreement, arrangement or understanding with respect to, Voting Control over a share or shares of Class B Common Stock.

(t) “U.S. Person” shall mean any person that is treated as a “United States Person” under Code Section 7701(a)(30) and that provides an IRS Form W-9 (or successor form), evidencing a complete exemption from United States withholding tax (including backup withholding tax), on or before the time at which it acquires securities pursuant to this Certificate of Incorporation.

(u) “Voting Control” shall mean, with respect to a share or shares of Class B Common Stock, the power, whether exclusive or shared, revocable or irrevocable, to vote or direct the voting of such share or shares of Class B Common Stock, by proxy, voting agreement or otherwise.

(v) “Wholly-Owned Affiliate” shall mean, as to any Person, any Affiliate that, directly or indirectly, is wholly-owned and controlled (other than by contract) by a Person, or any other Affiliate to which the Corporation, in its sole discretion, consents.

(ii) Voting Rights.

(a) The holders of shares of Class B Common Stock shall not be entitled to vote with respect thereto, except as otherwise provided herein or required by applicable law.

(b) Holders of a majority of the voting power of the outstanding Class B Common Stock, voting as a separate class to the exclusion of the holders of any other Common Stock and any other series of Preferred Stock, shall be entitled to elect two Qualified Directors to the Board of Directors (each such director, an “Initial Investor Director”) until the earliest to occur of (i) a Change of Control or (ii) such time as the Permitted Holders’ Aggregate Holding Amount is equal to or less than 75% of the Original Issue Amount, whereupon from and after such time (A) the right of such holders to elect the Initial Investor Directors shall cease, (B) the term of office of the Initial Investor Directors shall immediately and automatically terminate, (C) the Initial Investor Directors will no longer be qualified to serve and (D) the number of directors constituting the Board of Directors shall be immediately and automatically reduced by two Persons.

(c) At such time as when the Permitted Holders do not have the right to elect the Initial Investor Directors in accordance with Section C.(ii)(b)(ii) of this Article FOURTH and the Permitted Holders’ Aggregate Holding Amount is less than 75% but greater than 50% of the Original Issue Amount, the number of directors constituting the Board of Directors shall be increased by one Person and the holders of a majority of the voting power of the outstanding Class B Common Stock, voting as a separate class to the exclusion of the holders of any other Common Stock and any other series of Preferred Stock, shall be entitled to elect one Qualified Director to the Board of Directors (such director, the “Investor Director”) until the earliest to occur of (i) a Change of Control or (ii) such time as the Permitted Holders’ Aggregate Holding Amount is less than or equal to 50% of the Original Issue Amount, whereupon from and after such time (A) the right of the holders of a majority of the voting power of the outstanding Class B Common Stock to elect the Investor Director shall cease, (B) the term of office of the Investor Director shall immediately and automatically terminate, (C) the Investor Director will no longer be qualified to serve and (D) the number of directors constituting the Board of Directors shall be immediately and automatically reduced by one Person.

(d) For the avoidance of doubt, except for the increase or decrease in the number of directors provided for herein, nothing in this Section C.(ii) of this Article FOURTH shall prohibit the Board of Directors from fixing the number of directors constituting the Board of Directors pursuant to the By-Laws.

(e) Subject to the provisions of this Section C.(ii) of this Article FOURTH, each Initial Investor Director or the Investor Director, as applicable, shall serve until the next annual meeting of the stockholders of the Corporation and until his or her successor is elected and qualified in accordance with this Section C.(ii) of this Article FOURTH and the By-Laws, unless any such Initial Investor Director or the Investor Director, as applicable, is earlier removed in accordance with the By-Laws, resigns or is otherwise unable to serve; provided, however, that only the holders of a majority of the voting power of the outstanding Class B Common Stock may remove any such Initial Investor Director or the Investor Director, as applicable, without cause at any time, and the holders of a majority of the voting power of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter may remove any such Initial Investor Director or the Investor Director, as applicable, with cause at any time. Subject to the provisions of this Section C.(ii) of this Article FOURTH, in the event any Initial Investor Director or the Investor Director, as applicable, is removed, resigns or is unable to serve as a member of the Board of Directors, the holders of a majority of the voting power of the outstanding Class B Common Stock, voting as a separate class to the exclusion of the holders of any other Common Stock and any series of Preferred Stock, shall have the right to fill such vacancy. Each Initial Investor Director or the Investor Director, as applicable, may only be elected to the Board of Directors by the holders of the Class B Common Stock in accordance with this Section C.(ii) of this Article FOURTH, and each such Initial Investor Director’s or the Investor Director’s seat, as applicable, shall otherwise remain vacant.

(f) Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Class B Common Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(g) Notwithstanding Section C.(ii)(a) of this Article FOURTH, the holders of Class B Common Stock shall be entitled to vote together with the holders of Class A Common Stock (and any other class or series of capital stock entitled to vote on the matter with the Class A Common Stock) as a single class with respect to any transactions involving a merger of the Corporation or sale of substantially all of the Corporation’s assets, which must be submitted to the Corporation’s stockholders pursuant to the DGCL; provided, however, that each holder of Class B Common Stock shall be entitled to (A) one vote for each outstanding share of Class B Common Stock held of record by such holder as of the applicable record date, after equitable adjustments for any previous stock splits, stock dividends, reorganizations or similar transactions with respect to the

Class A Common Stock, but only to the extent that the aggregate voting power of all of the outstanding Class B Common Stock does not exceed 20% of the total voting power of all outstanding shares of all classes and series of capital stock entitled to vote thereon or (B) if pursuant to clause (A) the aggregate voting power of all of the outstanding Class B Common Stock would exceed 20% of the total voting power of all outstanding shares of all classes and series of capital stock entitled to vote on the matter, such fraction of one vote for each share of Class B Common Stock held of record by such holder as of the applicable record date, after equitable adjustments for any previous stock splits, stock dividends, reorganizations or similar transactions with respect to the Class A Common Stock, such that the aggregate voting power of all of the outstanding Class B Common Stock equaled 20% of the total voting power of all outstanding shares of all classes and series of capital stock entitled to vote thereon.

(h) Notwithstanding Section C.(ii)(a) of this Article FOURTH, the vote or consent of the holders of at least a majority of the outstanding shares of Class B Common Stock, voting as a separate class to the exclusion of the holders of the Class A Common Stock and the Preferred Stock then outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any provision of this Certificate of Incorporation (by merger, consolidation or otherwise) so as to adversely affect any of the powers, preferences, qualifications, limitations, restrictions and relative participating, optional or other rights of Class B Common Stock.

(iii) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends, dividends may be declared by the Board of Directors and paid on the Class A Common Stock and Class B Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. Except as otherwise required by the DGCL, in any circumstance where the Corporation may declare dividends or otherwise make distributions (including, without limitation, any distribution on liquidation, dissolution or winding-up of the Corporation) on the Class A Common Stock or Class B Common Stock, the Corporation shall declare the same per share dividends or make the same per share distributions, as the case may be, on such other class of stock; provided, however, that if any such dividends or distributions are declared with respect to the Class A Common Stock in the form of additional shares of Class A Common Stock (or rights to acquire Class A Common Stock), such dividends or distributions shall be made with respect to Class B Common Stock in the form of an equivalent number of shares of Class B Common Stock (or rights to acquire Class B Common Stock) and if any such dividends or distributions are declared with respect to Class B Common Stock in the form of additional shares of Class B Common Stock (or rights to acquire Class B Common Stock), such dividends or distributions shall be made with respect to the Class A Common Stock in the form of an equivalent number of shares of Class A Common Stock (or rights to acquire Class A Common Stock).

(iv) Voluntary or Involuntary Liquidation. Subject to the rights of the holders of any series of Preferred Stock outstanding at any time, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of the Class A Common Stock and Class B Common Stock.

(v) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of any of the Class A Common Stock or Class B Common Stock, then the outstanding shares of the Class A Common Stock or Class B Common Stock, as applicable, will be subdivided or combined in the same manner.

(vi) Equal Status. Except as expressly provided in this Article FOURTH, shares of Class A Common Stock and Class B Common Stock shall have the same rights, powers, preferences and restrictions and rank equally, share ratably and be identical in all respect as to all matters. In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Class A Common Stock and the holders of the Class B Common Stock in such merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the designation and the powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the designation and the powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of the shares of Class A Common Stock and the Class B Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof) if and to the extent necessary due to regulatory requirements or restrictions applicable to the entity surviving such merger, consolidation, reorganization or other business combination that are similar in nature to those applicable to the Corporation; and provided, further, that if the holders of the Class A Common Stock or the holders of the Class B Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights, subject to the preceding proviso.

(vii) Automatic Conversion.

(a) Subject to Section C.(viii) of this Article FOURTH, a share of Class B Common Stock shall be automatically converted, without any action on the part of the Corporation (other than the subsequent exchange of Class B Common Stock certificates for Class A Common Stock certificates or, in the case of uncertificated shares of Class B Common Stock, upon receipt of proper transfer instructions from the registered holder of the shares of Class B Common Stock or by his, her or its attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form), any holder of Class B Common Stock or any other Person, into one fully paid and nonassessable share of Class A Common Stock upon a Third-Party Transfer of such share, subject to equitable adjustments for any previous stock splits, stock dividends, reorganizations or similar transactions with respect to the Class A Common Stock.

(b) In the event of any automatic conversion pursuant to the terms of Section C.(vii)(a) of this Article FOURTH, the conversion shall be deemed to have been effected upon such Third-Party Transfer (the “Class B Common Stock Automatic Conversion Time”). At the Class B Common Stock Automatic Conversion Time, the certificate or certificates that represented the shares of Class B Common Stock that were so converted immediately prior to such conversion (the “Converted Class B Common Stock”) shall, automatically and without further action, represent the same number of fully paid and non-assessable shares of Class A Common Stock, subject to equitable adjustments for any previous stock splits, stock dividends, reorganizations or similar transactions with respect to the Class A Common Stock. Permitted Holders of the Converted Class B Common Stock shall deliver their certificates, duly endorsed in blank or accompanied by proper instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by such Permitted Holder or such Permitted Holder’s authorized attorney to the principal office of the Corporation (or such other office or agency (including the transfer agent, if applicable) of the Corporation as it may designate by notice in writing to the registered Permitted Holder at the address of such Permitted Holder appearing on the books of the Corporation), together with a written notice stating the name or names (with addresses) and denominations in which the certificate or certificates representing such shares of Class A Common Stock are to be issued and including instructions for delivery thereof. Upon such delivery, the Corporation or its agent shall promptly issue and deliver at such stated address to such holder of shares of Class A Common Stock a certificate or certificates representing the number of shares of Class A Common Stock to which such holder is entitled by reason of such conversion, and shall cause such shares of Class A Common Stock to be registered in the name of such holder. The Person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at and as of Class B Common Stock Automatic Conversion Time, and the rights of such Person as a holder of shares of Class B Common Stock that have been converted shall cease and terminate at and as of Class B Common Stock Automatic Conversion Time, in each case without regard to any failure by such Permitted Holder to deliver the certificates or the notice required by this Section.

(viii) Restrictions.

(a) Notwithstanding anything in this Certificate of Incorporation to the contrary and unless the Corporation, in its sole discretion, otherwise agrees in writing, Permitted Holders may not transfer shares of Class B Common Stock if such Transfer would require approvals from or filings with any Regulatory Body in order not to adversely affect the Permits or regulatory status of the Corporation or its Subsidiaries, unless such approvals and/or filings have been made and received; provided, however, this Section C.(viii)(a) of this Article FOURTH shall not apply to any transfer where the transferee received Class A Common Stock pursuant to the terms hereof.

(b) Any purported conversion or Transfer of Class B Common Stock in violation of this Section C. (vii) or (viii) of this Article FOURTH shall be null and void ab initio.

(ix) Legends. All certificates representing shares of Class B Common Stock shall bear a legend or other restriction substantially to the following effect (it being agreed that if such shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CENTRUS ENERGY CORP.

THIS SECURITY IS SUBJECT TO THE RESTRICTIONS (INCLUDING THE VOTING AND TRANSFER RESTRICTIONS) SET FORTH IN ARTICLES FOURTH AND NINTH OF CENTRUS ENERGY CORP.’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.”

(x) Written Consent. Any action as to which a class vote of the holders of Class B Common Stock is required pursuant to the terms of this Certificate of Incorporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation.

(xi) Reservation of Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Class A Common Stock, or shares of Class A Common Stock held in treasury by the Corporation, solely for issuance upon the conversion of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be issuable upon conversion of all the shares of Class B Common Stock then outstanding. All shares of Class A Common Stock delivered upon conversion of Class B Common Stock shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.

(xii) Taxes. The Corporation shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of Class B Common Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any Transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which Class B Common Stock so converted was registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

D. To the extent prohibited by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities; provided, however, the foregoing restriction will (a) be limited as necessary to facilitate compliance with applicable non-bankruptcy laws governing foreign ownership, as reflected by the terms of this Certificate of Incorporation, (b) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

FIFTH:

A. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

(i) adopt, amend, alter, change or repeal the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such new By-Laws had not been adopted;

(ii) determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action; and

(iii) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the By-Laws of the Corporation.

B. The number of directors constituting the Board of Directors shall be as specified in the By-Laws or fixed in the manner provided therein. Whenever the holders of any one or more classes or series of capital stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by such terms.

C. Subject to Section C(ii)(e) of Article FOURTH hereof, any vacancies in the Board of Directors for any reason, including any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election for which such directors have been chosen and until their successors are elected and qualified or their earlier resignation or removal.

D. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock pursuant to Article FOURTH hereof with respect to any directors elected by the holders of such series and subject to Section C.(ii) of Article FOURTH hereof, any director, or the entire Board of Directors, may be removed from office by the stockholders at any time.

E. In connection with the exercise of its or their judgment in determining what is in the best interests of the Corporation and its stockholders, the Board of Directors of the Corporation, any committee of the Board of Directors or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the stockholders, consider all of the following factors: provision for the protection of the health and safety of the public and the common defense and security of the United States of America, assurance that adequate enrichment capacity will remain available to meet the demands of the domestic electric utility industry, and provision for the protection of the public interest in maintaining reliable and economical uranium mining, enrichment and conversion services. The provisions of this Section shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered.

SIXTH:

Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock pursuant to Article FOURTH hereof and subject to Section C.(ii) of Article FOURTH hereof, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Special meetings of stockholders of the Corporation may be called only by (i) the Chairman, if there be one, or the President or (ii) pursuant to a resolution adopted by (x) the Board of Directors or (y) a committee of the Board of Directors that has been designated by the Board of Directors and whose power and authority include the power to call such meetings. Elections of directors need not be by written ballot, unless otherwise provided in the By-Laws.

SEVENTH:

A. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for successful proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

B. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

C. The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

D. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this Article SEVENTH with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act or omission occurring prior to such amendment, repeal or modification.

NINTH:

A. Foreign Ownership Review Event. For purposes of this Article NINTH, the term “Foreign Ownership Review Event” shall mean the occurrence of any one or more of the following events: (i) the beneficial ownership by a foreign person of (a) five percent (5%) or more of the issued and outstanding shares of any class of equity securities of the Corporation, (b) five percent (5%) or more in voting power of the issued and outstanding shares of all classes of equity securities of the Corporation, or (c) less than five percent (5%) of the issued and outstanding shares of any class of equity securities of the Corporation or less than five percent

(5%) of the voting power of the issued and outstanding shares of all classes of equity securities of the Corporation, if such foreign person is entitled to control the appointment and tenure of any of the Corporation’s management positions or any director; (ii) the beneficial ownership of any shares of any class of equity securities of the Corporation by or for the account of a Contravening Person (as defined below); or (iii) any Adverse Regulatory Occurrence.

B. Information Request. If the Corporation has reason to believe that the ownership or proposed ownership of, acquisition of an interest in, or exercise of rights with respect to, securities of the Corporation by any person, including record holders, beneficial owners and any person presenting any securities of the Corporation for transfer into its name (a “Proposed Transferee”) may constitute a Foreign Ownership Review Event, the Corporation may request of such person and such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations as well as any other agreements or arrangements) as the Corporation shall request to enable the Board of Directors to determine whether the ownership of, the acquisition of any interest in, or the exercise of any rights with respect to, securities of the Corporation by such person constitutes a Foreign Ownership Review Event. Any person who is or proposes to be a registered holder of securities of the Corporation shall disclose to the Corporation, at the Corporation’s request, the name and address of the beneficial owner of the securities of the Corporation and any other information relating to such person’s ownership or other interest in securities of the Corporation that the Corporation may request.

Any disclosure of information made under this Section B of Article NINTH shall be delivered to the Corporation promptly upon a request by the Corporation therefor (and in any event within five (5) calendar days of such request). The Corporation may require that any such information be given under oath. The Board of Directors shall be entitled to rely and to act in reliance on any declaration and the information provided to the Corporation pursuant to this Section B of Article NINTH.

C. Suspension of Voting Rights; Refusal to Transfer. If any person, including a Proposed Transferee, from whom information is requested pursuant to Section B of this Article NINTH should fail to respond to such request, or if the Corporation shall conclude that the ownership of, the acquisition of an interest in, or the exercise of any rights of ownership with respect to, securities of the Corporation by any person, including a Proposed Transferee, could constitute or result in any Adverse Regulatory Occurrence, then (i) the Board of Directors may, from time to time in its sole discretion, resolve that neither any record owner nor any beneficial owner of securities held by a person may be Transferred to a Proposed Transferee; and/or (ii) the Board of Directors may, in its sole discretion, resolve that such person, either alone or together with its Related Persons, as of any record date for the determination of holders of securities entitled to vote on any matter, shall not be entitled to vote or cause the voting of all or such portion as the Board of Directors shall determine of the securities of the Corporation owned beneficially or of record by such person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, (A) on any matter submitted to a vote of such holders or (B) on specified matters as from time to time determined by the Board of Directors. The Corporation may disregard any votes purported to be cast in excess of or otherwise in violation of the restrictions or limitations set forth in sub-section (ii) of Section C of this Article

NINTH. Any action by the Board of Directors pursuant to this Article NINTH may remain in effect for as long as the Board of Directors determines such action is necessary to prevent or remedy any Adverse Regulatory Occurrence. Notwithstanding the foregoing, the Board of Directors may, from time to time in its sole discretion, (1) resolve to release any restriction on Transfer set forth herein from any number of securities, on terms and conditions and in ratios and numbers to be fixed by the Board of Directors in its sole discretion, and (2) resolve to release any of the securities of the Corporation from any of the limitations or restrictions on voting set forth in sub-section (ii) of Section C of this Article NINTH.

D. Legends. If any securities of the Corporation are represented by a certificate, a legend shall be placed on such certificate to the effect that such securities are subject to the restrictions set forth in this Article NINTH. If any such securities shall not be represented by certificates, then the Corporation shall require, to the extent required by law, that an analogous notification of such restrictions be used in respect of such securities.

E. Joint Ownership. For purposes of this Article NINTH, where the same shares of any class of equity securities of the Corporation are held or beneficially owned by one or more persons, and any one of such persons is a foreign person or a Contravening Person, then such shares shall be deemed to be held or beneficially owned by a foreign person or Contravening Person, as applicable.

F. Redemption and Exchange. Without limiting the generality of the foregoing and notwithstanding any other provision of this Certificate of Incorporation to the contrary, any shares held or beneficially owned by a foreign person or a Contravening Person shall always be subject to redemption or exchange by the Corporation by action of the Board of Directors, pursuant to Section 151 of the DGCL or any other applicable provision of law, to the extent necessary in the judgment of the Board of Directors to prevent any Adverse Regulatory Occurrence. Except where the context provides otherwise, as used in this Certificate of Incorporation, “redemption” and “exchange” are hereinafter collectively referred to as “redemption”, references to shares being “redeemed” shall be deemed to include shares which are being “exchanged”, and references to “redemption price” shall be deemed to include the amount and kind of securities for which any such shares are exchanged. The terms and conditions of such redemption shall be as follows:

(a) the redemption price of the shares to be redeemed pursuant to this Article NINTH shall be equal to the fair market value of the shares to be redeemed, as determined by the Board of Directors in good faith unless the Board of Directors determine in good faith that the holder of such shares knew or should have known its ownership or beneficial ownership would constitute a Foreign Ownership Review Event, in which case the redemption price for any such shares, other than shares for which the Board of Directors had determined at the time of the holder’s purchase that the ownership of, or exercise of rights with respect to, such shares did not, at such time, constitute an Adverse Regulatory Occurrence, shall be equal to the lower of (i) the fair market value of the shares to be redeemed and (ii) such foreign person’s or Contravening Person’s purchase price for such shares;

(b) the redemption price of such shares may be paid in cash, securities or any combination thereof and the value of any securities constituting all or any part of the redemption price shall be determined by the Board of Directors in good faith;

(c) if less than all the shares held or beneficially owned by foreign persons are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

(d) at least 30 days’ written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or redemption securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed, duly endorsed in blank or accompanied by duly executed proper instruments of transfer;

(e) from and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights attaching to such shares of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thenceforth shall be entitled only to receive the cash or securities payable upon redemption; and

(f) the redemption shall be subject to such other terms and conditions as the Board of Directors shall determine.

In connection with any exchange effected pursuant to Section F of this Article NINTH, authority is hereby expressly granted to the Board of Directors, subject to this Certificate of Incorporation and the DGCL, to fix the designations, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of any securities of the Corporation issued in exchange for any issued and outstanding securities of the Corporation held or beneficially owned by a foreign person or Contravening Person.

G. Board Action. The Board of Directors shall have the exclusive right to interpret all issues arising under this Article NINTH (including but not limited to determining whether a Foreign Ownership Review Event has occurred, whether an Adverse Regulatory Occurrence has occurred, whether a person is a foreign person or a Contravening Person, whether a person is an Affiliate of another person or a Related Person, whether a person controls or is controlled by another person and whether a person is the beneficial owner of securities of the Corporation, and whether a person has met the requirements of Section B of this Article NINTH with regard to the provision of information), and the determination of the Board under this Article NINTH shall be final, binding and conclusive. The Bylaws of the Corporation may make appropriate provisions to effectuate the requirements of this Article NINTH to the extent set forth herein and the Board may, at any time and from time to time, adopt such other or additional reasonable procedures as the Board may deem desirable or necessary to comply with Regulatory Restrictions, to prevent or remedy any Adverse Regulatory Occurrence, to address any issues arising in connection with a Foreign Ownership Review Event or to otherwise carry out the provisions of this Article NINTH.

H. Certain Definitions. For purposes of this Article NINTH,

“Adverse Regulatory Occurrence” shall mean any ownership of, or exercise of rights with respect to, shares of any class of equity securities of the Corporation or other exercise or attempt to exercise control of the Corporation that is inconsistent with, or in violation of, any Regulatory Restrictions, or that could jeopardize the continued operations of the Corporation’s facilities.

“Affiliate” and “Affiliated” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Contravening Person” shall mean (i) a person acting as an agent for a Foreign Enrichment Provider with respect to uranium or uranium products or (ii) a Foreign Competitor.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Competitor” shall mean a Foreign Enrichment Provider or a person Affiliated with a Foreign Enrichment Provider in such a manner as to constitute a Foreign Ownership Review Event.

“Foreign Enrichment Provider” shall mean any person incorporated, organized or having its principal place of business outside of the United States which is in the business of enriching uranium for use by nuclear reactors or any person incorporated, organized or having its principal place of business outside of the United States which is in the business of creating a fissile product capable of use as a fuel source for nuclear reactors in lieu of enriched uranium.

“foreign person” shall mean (i) an individual who is not a citizen of the United States of America; (ii) a partnership in which any general partner is a foreign person or the partner or partners having a majority interest in partnership profits are foreign persons; (iii) a foreign government or representative thereof; (iv) a corporation, partnership, trust, company, association or other entity organized or incorporated under the laws of a jurisdiction outside of the United States and (v) a corporation, partnership, trust, company, association or other entity that is controlled directly or indirectly by any one or more of the foregoing.

“person” shall include natural persons, corporations, partnerships, companies, associations, trusts, joint ventures, other entities, governments, or political subdivisions, agencies or instrumentalities of governments.

“Regulatory Restrictions” shall mean the regulations, rules or restrictions of any governmental entity or agency which exercises regulatory power over the Corporation and its subsidiaries, and their businesses, operations or assets, including, without limitation, the U.S. Nuclear Regulatory Commission.

“Related Person” shall mean with respect to any person:

(1) any Affiliate of such person;

(2) any other person(s) with which such first person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of securities of the Corporation;

(3) in the case of a person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such person and, in the case of a person that is a partnership or a limited liability company, any general partner, managing member or manager of such person, as applicable;

(4) in the case of a person that is a natural person, any relative or spouse of such natural person, or any relative of such spouse who has the same home as such natural person or who is a director or officer of the Corporation or any of its Affiliates;

(5) in the case of a person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and

(6) in the case of a person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.

“Transfer” shall mean (with its cognates having corresponding meanings), with respect to any securities of the Corporation, any direct or indirect assignment, sale, exchange, transfer, tender or other disposition of such securities or any interest therein, whether voluntary or involuntary, by operation of law or otherwise (and includes any sale or other disposition in any one transaction or series of transactions and the grant or transfer of an option or derivative security covering such securities), and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; provided, however, that a “Transfer” shall not occur simply as a result of the grant of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Exchange Act.

I. Amendment. Any amendment, alteration, change or repeal of this Article NINTH shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) the affirmative vote of holders of at least two-thirds of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.

TENTH: The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock pursuant to Article FOURTH hereof and which relate to such series of Preferred Stock, any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ELEVENTH: In the event that any of the provisions of this Certificate of Incorporation (including any provision within a single Section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this 29th day of September 2014 in its name and attested by duly authorized officer.

By:	/s/ John C. Barpoulis
Name:	John C. Barpoulis
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to A&R Certificate of Incorporation]